Exhibit 2.1
EXECUTION VERSION

WAIVER AND AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Waiver and Amendment (this “Amendment”) to the Membership Interest Purchase Agreement (as amended to date, the “MIPA”), dated as of September 11, 2020, by and between Adtalem Global Education Inc., a Delaware corporation (“Purchaser”) and Laureate Education, Inc., a Delaware public benefit corporation (“Seller”), is made and entered into as of July 21, 2021 (the “Effective Date”), by and between Purchaser and Seller. Purchaser and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the MIPA.

RECITALS

A.    Reference is made to that certain letter, dated June 23, 2021, from Michael J. Frola, Director, Multi-Regional and Foreign School’s Participation Division of the DOE to Dr. Ward Ulmer regarding Pre-Acquisition Review of the Proposed Change in Ownership Application Walden University, OPE ID: 02504200 (the “Initial DOE Preacquisition Response”).

B.    The Parties desire to amend the MIPA and the Seller Disclosure Schedule in accordance with Section 10.12 of the MIPA.

AGREEMENT

In consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.Initial DOE Preacquisition Response. In consideration of the agreements set forth in this Amendment, each of Purchaser and Seller hereby acknowledge and agree that the Initial DOE Preacquisition Response shall be deemed to constitute, and to meet the definition of, a DOE Preacquisition Response, including for purposes of Section 6.01(c)(i) of the MIPA. Each of Purchaser and Seller hereby (x) waives any right that it may have to terminate the MIPA pursuant to Section 7.01(b)(iii) or Section 7.01(c)(ii) thereof, as applicable, in each case, in respect of the Initial DOE Preacquisition Response and (y) agrees that it will not terminate or seek to terminate the MIPA pursuant to Section 7.01(b)(iii) or Section 7.01(c)(ii) thereof, as applicable, in each case, in respect of the Initial DOE Preacquisition Response.

2.Amendments to the MIPA and the Seller Disclosure Schedule. The MIPA and the Seller Disclosure Schedule shall be amended as follows:

a.Section 8.02(a) of the MIPA shall be amended to replace the period at the end of Section 8.02(a)(vi) with “; or” and add a new clause (vii) reading in its entirety as set forth below:

    “any matter described on Section 8.02(a)(vii) of the Seller Disclosure Schedule.”

b.A new Section 8.02(a)(vii) shall be added to the Seller Disclosure Schedule and the item set forth on Schedule I to this Amendment shall be set forth thereon.

c.Section 8.04(b) of the MIPA shall be amended to replace clause (ii) thereof in its entirety with the below:

“(ii) the aggregate Liability for Losses suffered by the Purchaser Indemnitees under Section 8.02(a)(i) and Section 8.02(a)(vii) (with respect to Section 8.02(a)(vii), solely to the extent such Losses are incurred following the Closing (and for the avoidance of doubt, with respect to any such Losses relating to fees or expenses, solely to the extent such fees or expenses are accrued following the Closing and in respect of services rendered following the Closing) but regardless of whether or not such Losses are indemnified, including pursuant to Section 8.02(a)(vii)), or by the Seller Indemnitees under Section 8.02(b)(i), respectively, exceeds an amount equal to $5,550,000, and then only to the extent of such excess;”

d.Section 8.04 of the MIPA shall be amended to replace clause (e) thereof in its entirety with the below:

“Seller shall not have any Liability under (i) Section 8.02(a)(vi) in excess of $9,000,000, and (ii) Section 8.02(a)(vii) in excess of $11,100,000; provided that this Section 8.04(e)(ii) shall not limit any claim that could have been made under Section 8.02(a)(vii) but was instead made under another applicable provision of Section 8.02(a);”

3.Except as expressly amended or waived in this Amendment or as previously amended or waived in writing between the Parties, (i) the terms of the MIPA and the Seller Disclosure Schedule remain in full force and effect and unchanged, and (ii) this Amendment shall not operate as a waiver or consent to any past, present or future breach of any provision of the MIPA. On and after the Effective Date, each reference in the MIPA to “this Agreement” or to the “Seller Disclosure Schedule” or words of similar import, as applicable, shall mean and be deemed to be a reference to the MIPA or the Seller Disclosure Schedule, as applicable, as amended by this Amendment.

4.The provisions of Section 10.03 through Section 10.17 of the MIPA are hereby incorporated by reference into this Amendment, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the Effective Date.

    ADTALEM GLOBAL EDUCATION INC.

By: /s/ Stephen W. Beard
Name:    Stephen W. Beard
Title:     Chief Operating Officer

LAUREATE EDUCATION, INC.

By: /s/ Richard H. Sinkfield III
Name:    Rick Sinkfield
Title:    Chief Legal Officer and Chief Ethics &             Compliance Officer